EXHIBIT 99.1
BUTLER INTERNATIONAL REPORTS UPDATES
ON SEC FILINGS AND STATUS OF REFINANCING
May 18, 2006
For Immediate Release
CONTACT: Tom Considine
     201-476-5421
MONTVALE, NJ . . . Butler International, Inc. (BUTL) today announced the following:
March 31, 2006 Form 10-Q and Status of SEC Annual and Quarterly Report Filings
The Company is making progress toward the restatements of its annual and quarterly financial statements beginning with the financial statements contained in the Company’s annual report for the year ended December 31, 2002; however, the Company will not file its Form 10-Q for the quarter ended March 31, 2006 until it completes these restatements and files its Form 10-Q for the quarter ended September 30, 2005 and its Form 10-K for the year ended December 31, 2005. The Company will use its best efforts to complete the restatements and file its third quarter 2005 Form 10-Q, its fiscal year 2005 Form 10-K, and its first quarter 2006 Form 10-Q as quickly as possible.
NASDAQ Listing Matters
The Company has filed an appeal of the NASDAQ de-listing determination. Should this appeal not be successful, the Company intends to apply for re-listing on NASDAQ, although there can be no assurance that the Company will be successful in its efforts to obtain re-listing.
Debt Refinancing
The Company is actively engaged in attempting to refinance and replace all the GECC debt, which is substantially all of the Company’s debt. The Company has received proposals from and executed term sheets with potential lenders. A new potential senior lenders’ due diligence is substantially complete and a new potential junior lenders’ due diligence is expected to be substantially completed shortly.
The Company has been receiving quarterly extensions of its GECC debt maturity for over one year. As part of one of the amendments extending the Company’s debt maturity, GECC required the Company to increase its quarterly loan payment from $1 million to $2 million. The Company started making the increased quarterly payments in October 2005 and has made all required payments to date. The increased term loan payments have reduced the availability of credit under the Company’s working capital revolver with GECC. There can be no assurance that GECC will grant future debt maturity extensions or not accelerate the debt or the Company will have adequate liquidity to maintain operations if the refinancing is not successful. The refinancing effort, if successful, will reduce the required term loan payments and should provide the Company with adequate liquidity to continue with its plans for growth.
About Butler International
Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 60-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added global services, visit us on the web at http://www.butler.com.
Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.